Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-203630-01

Pricing Supplement

Dated June 6, 2016

United Airlines, Inc.

$1,052,816,000

2016-1 Pass Through Trust

Class AA and Class A Pass Through Certificates, Series 2016-1

Pricing Supplement dated June 6, 2016 to the preliminary prospectus supplement dated June 6, 2016 relating to the Class AA Certificates and Class A Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2016-1 (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2016-1 (“Class A Certificates”)

Amount:	$728,726,000	$324,090,000

CUSIP:	90931L AA6	90931M AA4

ISIN:	US90931LAA61	US90931MAA45

Coupon:	3.10%	3.45%

Make-Whole Spread over Treasuries:	0.25%	0.30%

Available Amount under Liquidity Facility at July 7, 2017	$33,885,759	$16,771,658

Initial Maximum Commitment Amount Under Liquidity Facility:	$35,391,793	$17,517,065

Price to Public:	100%	100%

Underwriters:
Morgan Stanley & Co. LLC	$99,940,000	$44,447,000
Credit Suisse Securities (USA) LLC	$99,940,000	$44,447,000
Goldman, Sachs & Co.	$99,940,000	$44,447,000
Citigroup Global Markets Inc.	$99,939,000	$44,447,000
Deutsche Bank Securities Inc.	$99,939,000	$44,446,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	$99,939,000	$44,446,000
Barclays Capital Inc.	$99,939,000	$44,446,000
BNP Paribas Securities Corp.	$14,575,000	$6,482,000
Credit Agricole Securities (USA) Inc.	$14,575,000	$6,482,000

Concession to Selling Group Members:	0.50%	0.50%

Discount to Broker/Dealers:	0.25%	0.25%

Underwriting Commission:	$10,528,160

Settlement:	June 13, 2016 (T+5) closing date, the fifth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free at 1-866-718-1649, Credit Suisse toll-free at 1-800-221-1037 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.

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